Exhibit 10.16

LETTER OF AGREEMENT

Entered into as of August 30, 2004 (the "Effective Date")

Between:

MICROCELL SOLUTIONS INC., a corporation incorporated pursuant to the laws of Canada and having its principal place of business at 800 de la Gauchetière Street West, Suite 4000, Montréal, Québec, Canada H5A 1K3

(hereinafter referred to as "Microcell")

And:

DIGITAL YOUTH NETWORK inc., a corporation incorporated under the federal laws of Canada and having a place of business at Suite 302-1040 Hamilton Street, Vancouver, British Columbia V6B 2R9

(hereinafter referred to as "Digital Youth")

WHEREAS Microcell and Digital Youth have entered into a Distribution and Wholesale Agreement dated June 20, 2003, whereby Microcell 1) appointed Digital Youth as distributor of certain of its Fido products and services and 2) offered Digital Youth access to its System on a wholesale basis for the purpose of exchanging SMS with its Members and allowing said Members to use of a star (*) code (hereinafter referred to as the "Agreement");

WHEREAS Digital Youth have proposed to Microcell to participate to a special marketing activity called DY Summer Tour "Fuelled by Fido" (hereinafter referred to as "Summer Tour");

WHEREAS Microcell wishes to participate to the Summer Tour;

Whereas the Summer Tour will be held from July 3, 2004 to December 31, 2004 (hereinafter referred to as the "Term"); and

WHEREAS the parties have agreed to enter into the present Letter of Agreement ("LOA") to specify the terms and conditions that will specifically apply during the Term of the Summer Tour.

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1. LOCATIONS

The Summer Tour will be held in twelve (12) agreed upon different locations with two (2) days event at each location.

2. SUPPORT BY MICROCELL

2.1 Microcell reimburse Digital Youth's expenses in connection with the Summer Tour in the manner described in Schedule A attached hereto, being understood that Microcell's reimbursement shall in no event exceed one hundred twenty eight thousand ($128,000 CDN). Microcell shall effect reimbursement within fifteen (15) days of the invoice date.

2.2 Microcell shall use commercially reasonable efforts to ensure that the Summer Tour is properly communicated to the Fido corporate point of sales and to service customers referred to by Digital Youth accordingly.

3. PRODUCTIVITY BONUS PLAN

3.1 A monthly productivity bonus of ten Canadian Dollars ($10 CDN) per Gross Activation shall be paid to Digital Youth for each Gross Activation resulting from the sale of Microcell's postpaid and prepaid wireless services by Digital Youth during the Term. Microcell shall deduct from any productivity bonus payable hereunder any outstanding amount then owed by Digital Youth to Microcell.

3.2 Digital Youth shall generate a minimum of five thousand (5,000) Gross Activations for Microcell prior to December 31, 2004 (broken-down as per the monthly targets identified below), with at least two thousand five hundred (2,500) Gross Activations being on postpaid services:

    September - 1,250 minimum Gross Activations

    October - 1,250 minimum Gross Activations

    November - 1,250 minimum Gross Activations

    December - 1,250 minimum Gross Activations

3.3 Microcell shall have the right to terminate this LOA, at any time and without any cost, penalty or other liability, if Digital Youth fails to achieve seventy-five percent (75%) of any of the monthly targets outlined in Section 3.2.

3.4 The monthly productivity bonuses are subject to a six (6) month claw back, so that those bonuses are paid on Net Activations only.

3.5 It is understood that no co-op advertising shall be made by Microcell in addition to the amounts set forth in Schedule A.

3A. OUTSTANDING BALANCE

Digital Youth hereby recognizes that as of July 31, 2004, it currently owes Microcell the total amount of $111,918.83 pursuant to the Agreement which is broken down as follows: $74,608.01 for 2003 (the "2003 Balance") and $37,310.82 for 2004 (the "2004 Balance"). Digital Youth hereby acknowledges and agrees that any amount owed hereunder by Microcell to Digital Youth shall be offset by the 2004 Balance, until the 2004 Balance is paid in full. Once Digital Youth has generated at least 5,000 Gross Activations hereunder, Microcell will credit the 2003 Balance. For clarity purposes, it is understood and agreed by Digital Youth that any portion of the 2003 Balance and/or the 2004 Balance which, upon expiration or termination of this LOA, is unpaid shall be payable by Digital Youth to Microcell, the whole pursuant to the Agreement.

4. SUPPLEMENTARY BONUS

If, at the end of the Summer Tour, Gross Activations reach the levels identified below, Microcell shall pay to Digital Youth a supplementary bonus in addition to the monthly productivity bonus referred to in Section 3.1 above:

$25 per postpaid Gross Activation when the total of Gross Activations is 5,000 or more;
$50 per postpaid Gross Activation when the total of Gross Activations is 10,000 or more;
$75 per postpaid Gross Activation when the total of Gross Activations is 15,000 or more.

Microcell shall deduct from any supplementary bonus payable hereunder any outstanding amount then owed by Digital Youth to Microcell.

5. EXCLUSIVITY

Digital Youth shall not sell or promote in any way whatsoever the wireless products and services of any competitor of Microcell (namely new handset sales for Rogers Wireless, Bell Mobility and Telus Mobility) in connection with the Summer Tour until the earlier of: (I) the date on which Digital Youth reaches 3,750 Gross Activations; or (ii) December 31, 2004 (the "Exclusivity Period").

6. RIGHT OF FIRST REFUSAL

During the Exclusivity Period, Digital Youth shall provide Microcell with a right of first refusal on sponsorship opportunities of events such as WakeWest, DT Concerts, DY Idol, etc., whereby Microcell would be the sole sponsor being a wireless service provider. Microcell shall exercise such right of first refusal within ten (10) business days of Digital Youth's written sponsorship proposal, after which time Digital Youth will have the right to make a sponsorship proposal to any third party, to the extent that Microcell has declined the sponsorship opportunity.

7. Capitalized terms not expressly defined herein shall have the meaning set forth in the Agreement.

8. This LOA shall be governed by the terms and conditions of the Agreement. In case inconsistency between any provisions of the Agreement and those contained in this LOA, the provisions of the latter shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this LOA to be effective as of the Effective Date.
MICROCELL SOLUTIONS INC.	DIGITAL YOUTH NETWORK INC.
NAME: Sharlene Dubois	NAME: Dan Reitzik
SIGNATURE: /s/ Sharlene Dubuois	SIGNATURE: /s/ Dan Reitzik
TITLE: Sales Director	TITLE: President
DATE: August 30, 2004	DATE: August 30, 2004

SCHEDULE A

Marketing	DY	Microcell	Comments
Design and Printing of Brochures	$25,000	50% of Invoices up to a max of $12,500	This should be a percentage based on our brand being visible and we are the only other brand aside from DY. Otherwise the % will go down with the number of brands on the poster and brochure
DY T-Shirts and Caps	$7.50 / unit for 5,000 units	50% of Invoices up to a max of $18,750	Must be dual branded. We may provide T-Shirts. Must be pre-approved
Lead-Up and On-Site Radio	$96,000	50% of Invoices up to a max of 48,000$	This will be based on individual invoices supplied per location
Hummer Wrap	$4,000	$4,000	We must agree to number of sides and size
Team Labour and Additional Staff Costs	$20,000 or $227 per hour	$0	DY will pay for their own staffing requirements as will Microcell
Street Teams	$15,000	$0	DY will pay for their own staffing requirements as will Microcell
Universal Artist Appearances	$120,000	50% of Invoices up to a max of 60,000$	This will be based on individual invoices supplied per location
Extensize Daily prizing	$45,000	$22,500	Based on retail face value. For July 3rd to September 6th